Exhibit 99.1
For Release 1 p.m. PDT
Aug. 7, 2008
Trubion Pharmaceuticals Inc. Reports Second Quarter and First Half 2008 Results
SEATTLE, Aug. 7, 2008 — Trubion Pharmaceuticals Inc. (NASDAQ: TRBN) today announced financial results for its second quarter and six months ended June 30, 2008.
Second Quarter and Six Months 2008 Financial Results
Revenue for the second quarter and six months ended June 30, 2008, was $4.5 million and $8.4 million respectively, compared with $5.0 million and $9.8 million respectively in 2007. Revenue in the second quarter and first half of 2008 was earned through Trubion’s strategic collaboration with Wyeth, including research and development services. The $8.4 million in revenue recognized in the six months ended June 30, 2008 is composed of $2.9 million for amortization of the $40 million up-front fee received from Wyeth and $5.5 million for collaborative research funding from the Wyeth collaboration. This is compared to revenue of $9.8 million recognized in the six months ended June 30, 2007, which was composed of $4.0 million for amortization of the $40 million up-front fee received from Wyeth and $5.8 million for collaborative research funding from the Wyeth collaboration.
On June 16, 2008, Wyeth exercised its option under the terms of its collaboration agreement with Trubion to extend the research period for an additional one year period through December 22, 2009. Under the terms of the research period extension, Wyeth will pay Trubion approximately $3.2 million in exchange for research services.
Total operating expenses for the second quarter and six months ended June 30, 2008, were $11.4 million and $21.9 million respectively, compared with $13.5 million and $24.4 million respectively in 2007. The decrease was primarily due to lower outside manufacturing costs for TRU-016, lower lab supply costs and lower contract licensing fees.
Net loss for the second quarter and six months ended June 30, 2008 was $6.6 million, or $0.37 per diluted share, and $12.6 million, or $0.71 per diluted share, respectively, compared to a net loss of $7.5 million, or $0.42 per diluted share, and $12.5 million, or $0.71 per diluted share, respectively in 2007.
Trubion had $65.4 million in cash, cash equivalents and investments as of June 30, 2008, compared with $72.1 million as of March 31, 2008.
“We are pleased with our continued progress in the second quarter,” said Peter Thompson, M.D., FACP, Trubion’s president, chief executive officer and chairman. “Progress in our strategic alliance with Wyeth included its decision to extend its research contract with Trubion, initiation of additional clinical studies evaluating TRU-015 and SBI-087, and presentation of positive data at key scientific meetings. In addition, our proprietary clinical asset, TRU-016 is currently being evaluated in a Phase 1/2 study for chronic lymphocytic leukemia and we look forward to the results of this study.”
Recent Milestones:
—	Trubion announced that Wyeth commenced patient dosing in the next Phase 2b clinical trial of TRU-015 in patients with rheumatoid arthritis (RA). The randomized, parallel, double-blind, placebo-controlled, dose regimen-finding study will evaluate the safety and efficacy of two dosing regimens administered to approximately 216 patients with active, seropositive RA on a background of methotrexate.

—	Trubion announced that Wyeth initiated a Phase 1 clinical trial of SBI-087, Trubion’s next-generation drug candidate for the treatment of RA.

—	Trubion presented positive TRU-016 for CLL data at the American Society of Clinical Oncologists (ASCO) 2008 Annual Meeting. Data demonstrated that TRU-016 has potent anti-tumor activity and induces significant long-term tumor eradication in a human tumor xenograft model in which rituximab failed to induce durable responses.

—	Trubion announced the presentation of positive data for TRU-015 for RA and SBI-087 for RA at the 2008 Annual European Congress of Rheumatology Meeting (EULAR). Data demonstrated that repeat administration with TRU-015, Trubion’s lead candidate for RA, continues to produce responses and pharmacodynamic effects as measured by the American College of Rheumatology scores. Additionally, pre-clinical data suggests that a single dose of SBI-087, Trubion’s next generation SMIP™ treatment for RA, resulted in more potent B-cell depletion in peripheral blood and lymphoid tissues than rituxumab.
2008 Financial Guidance
As reported previously, Trubion anticipates 2008 revenues to be in the range of $15 million to $20 million earned through the company’s Wyeth collaboration. Total operating expenses are expected to be approximately $53 million to $58 million for 2008. The planned increase in 2008 operating expenses is primarily attributable to clinical trial and manufacturing expenses associated with the re-treatment study being completed by Trubion for its lead product candidate, TRU-015, manufacturing and clinical costs associated with its TRU-016 product candidate, and increased personnel-related and research and development expenses. Operating cash requirements in 2008 are expected to be approximately $35 million to $40 million.
Conference Call Details
Trubion will host a conference call and webcast to discuss its second quarter and six months 2008 financial results. The call will be held today at 2 p.m. Pacific time (5 p.m. Eastern time). The live event will be available from Trubion’s Web site at http://investors.trubion.com/events.cfm, or by calling 1-719-325-4916 or 1-877-397-0292. Beginning later today, a replay of the discussion will be available from Trubion’s Web site or by calling 1-719-457-0820 or 1-888-203-1112 and entering 6969493. Replay will be available at 8 p.m. EDT until midnight, August 14, 2008. The webcast replay will be available in the events section of Trubion’s Web site.
About Trubion
Trubion is a biopharmaceutical company that is creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. The company’s mission is to develop a variety of first-in-class and best-in-class product candidates, customized for optimal safety, efficacy, and convenience that it believes may offer improved patient experiences. Trubion’s current product candidates are novel single-chain protein, or SMIP, therapeutics, and are designed using its custom drug assembly technology. Trubion’s product pipeline includes CD20-directed candidates such as TRU-015 and SBI-087 for autoimmune and inflammatory diseases, developed under the company’s Wyeth collaboration. Trubion’s product pipeline also includes Trubion’s proprietary product candidate, TRU-016, a novel CD37-targeted therapy for the treatment of B-cell malignancies that is currently in Phase 1/2 clinical evaluation. In addition to Trubion’s current product candidates, the company is also developing additional alliance and proprietary product candidates that build on its product development experience. More information is available in the investors section of Trubion’s website: investors.trubion.com.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the potential development and commercialization of new products under the Wyeth collaboration agreement and those related to our expected 2008 financial performance. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks associated with the company’s Wyeth collaboration, including Wyeth’s control over development timelines and the risks that the Company is unable to advance its clinical development programs and regulatory applications and action at the rate it expects, the risk that we do not achieve the revenues or other financial metrics that we expect for 2008 and other risks as identified in the company’s quarterly report on Form 10-Q for the period ended June 30, 2008, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate Web site at http://www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
TRBN-G
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Contact:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals Inc.
(206) 838-0500
jdenike@trubion.com
Waggener Edstrom Healthcare
Amy Petty
Senior Account Executive
(617) 576-5788
amyp@waggeneredstrom.com
-FINANCIAL TABLES FOLLOW-

TRUBION PHARMACEUTICALS. INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Revenue	$4,468	$4,980	$8,431	$9,815

Operating expenses:
Research and development	8,390	10,733	15,905	19,324
General and administrative	3,025	2,719	5,998	5,074

Total operating expenses	11,415	13,452	21,903	24,398

Loss from operations	(6,947)	(8,472)	(13,472)	(14,583)
Interest income	480	1,205	1,215	2,462
Interest expense	(165)	(188)	(343)	(353)

Net loss	$(6,632)	$(7,455)	$(12,600)	$(12,474)

Basic and diluted net loss per share	$(0.37)	$(0.42)	$(0.71)	$(0.71)

Shares used in computation of basic and diluted net loss per share	17,851	17,635	17,841	17,601

	June 30,	December 31,
	2008	2007

Balance Sheet Data:
Cash and cash equivalents	$12,738	$41,827
Investments	52,704	36,688
Total assets	80,036	95,174
Deferred revenue	21,930	24,854
Total stockholders’ equity	42,570	53,313